As filed with the Securities and Exchange Commission on August 30, 2010

Registration No. 333-141316
Registration No. 333-109970

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-141316
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-109970
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

GERDAU AMERISTEEL CORPORATION
(Exact name of registrant as specified in its charter)

Canada (State or other jurisdiction of incorporation or organization)	98-0429538 (I.R.S. Employer Identification Number)
4221 West Boy Scout Boulevard, Suite 600
Tampa, Florida 33607
(813) 207-2300
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

AMENDED AND RESTATED LONG-TERM INCENTIVE PLAN
MARCH 2003 STOCK OPTIONS
(Full title of the plan)

Robert E. Lewis
Vice President, General Counsel and
Corporate Secretary
Gerdau Ameristeel Corporation
4221 W. Boy Scout Blvd., Suite 600
Tampa, Florida 33607
(813) 207-2322
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Gerdau Ameristeel Corporation (the “Company”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken since the filing of the applicable Registration Statement):
1.	Registration Statement on Form S-8, Registration No. # 333-141316, filed on March 15, 2007, registering 6,000,000 common shares of the Company for the Company’s Amended and Restated Long-Term Incentive Plan and

2.	Registration Statement on Form S-8, Registration No. # 333-109970, filed on October 24, 2003, registering 2,662,000 common shares of the Company for the Company’s March 2003 Stock Options.
     On August 30, 2010, pursuant to the Arrangement Agreement among Gerdau S.A., Gerdau Steel North America Inc. (the “Acquiror”) and the Company, dated June 29, 2010 and amended July 7, 2010, the Acquiror acquired all of the outstanding common shares of the Company not already owned, directly or indirectly, by Gerdau S.A. and the Company became a wholly-owned subsidiary of the Acquiror. The Company’s common shares ceased trading on the New York Stock Exchange (the “NYSE”) before the market opened on August 30, 2010 and the Company has requested that the NYSE file a notification of removal from listing on a Form 25 with the Securities and Exchange Commission. De-listing of the Company’s common shares from the Toronto Stock Exchange is expected to occur on or about August 31, 2010.
     As a result of such transaction, the Company has terminated any offering of its securities pursuant to the Registration Statements. Pursuant to Rule 478 under the Securities Act of 1933, as amended, and the undertaking of the Company contained in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, State of Florida, on August 30, 2010.

GERDAU AMERISTEEL CORPORATION
By:	/s/ Robert E. Lewis
	Name:	Robert E. Lewis
	Title:	Vice President, General Counsel and Corporate Secretary